DERIVED INFORMATION [10/25/06]
[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)
[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)
Home Equity Pass-Through Certificates, Series 2006-8
Credit Suisse First Boston Mortgage Securities Corp.
Depositor
[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

PLEASE DO NOT ALTER THIS PAGE. IT IS CUT DIRECTLY INTO A MODEL.

LTV :	Fixed $	2/28 $	3/27 $	5/25 $	Other	MH Stratification:
Below 70	54,301,562	86,147,288	11,102,681	1,377,779	0	Total Balance	0
70.01 to 75	23,004,154	93,551,482	40,259,843	2,903,965	0	% Pool Balance	0.00%
75.01 to 80	79,376,571	291,997,838	70,278,308	8,100,151	0	Ave. FICO	0
80.01 to 85	28,933,925	72,869,029	14,607,134	1,419,521	0	Ave. LTV	0
85.01 to 90	30,895,456	98,021,407	12,792,231	0	0	% Full Docs	0%
90.01 to 95	8,441,912	22,169,233	4,230,409	134,843	0
95.01 to 100	58,847,155	8,747,798	20,933,094	0	0	Silent Seconds Stratification:
100.01 plus	0	0	0	0	0	Total Balance	404,393,134
						% Pool Balance	35.3%
FICO						Ave. FICO	660
below 549	20,499,287	69,150,927	15,261,331	0	0	Ave. LTV	78.8
550 to 574	23,726,165	62,980,864	7,509,480	0	0	% Full Docs	56.8%
575 to 599	44,710,088	90,358,216	23,212,724	292,821	0
600 to 624	57,593,407	113,330,944	29,627,885	648,162	0	Second Lien Stratification:
625 to 649	45,550,994	117,628,023	29,938,419	1,456,149	0	Total Balance	52,682,670
650 to 674	34,742,042	95,962,124	23,453,510	2,270,971	0	% Pool Balance	4.6%
675 to 699	23,128,079	51,599,609	20,395,164	4,722,830	0	Ave. FICO	652
700 plus	33,850,673	72,493,369	24,805,186	4,545,325	0	Ave. LTV	99.7
						% Full Docs	51.4%
Property Type:
Single-Family Detached	225,673,481	497,112,845	124,784,137	9,047,744	0	LTV Above 90 Stratification:
PUD	30,754,218	94,022,733	28,639,630	2,973,105	0	Total Balance	123,504,444
Condo	13,963,763	38,994,441	12,051,560	370,897	0	% Pool Balance	10.8%
3+ Family Det.	4,130,517	13,168,753	2,469,548	1,061,586	0	Ave. FICO	642
Manufactured House	0	0	0	0	0	Ave. LTV	98.4
Other	9,278,756	30,205,302	6,258,825	482,926	0	% Full Docs	62.8%

Purpose:
Purchase	94,336,780	276,449,775	89,463,424	7,906,776	0
Refinance rate/term	25,381,274	35,025,777	11,434,212	337,556	0
Cash Out Refi (COF) Below 70 LTV	45,826,426	75,115,153	9,481,907	1,032,194	0
COF with LTV 70.01 to 75	15,775,783	45,206,031	15,412,016	1,408,453	0
COF with LTV 75.01 to 80	42,829,398	96,738,149	23,086,960	1,696,915	0
COF with LTV 80.01 to 85	22,578,398	59,432,775	11,457,210	1,419,521	0
COF with LTV 85.01 to 90	22,067,391	65,268,590	7,026,761	0	0
COF with LTV 90.01 to 95	5,531,734	18,359,062	2,315,319	134,843	0
COF with LTV 95.01 to 100	9,473,551	1,908,762	4,525,890	0	0
COF with LTV 100.01 plus	0	0	0	0	0
Other	0	0	0	0	0

Occupancy Status:
Owner Occupied	274,741,166	640,871,644	170,722,373	12,812,881	0
2nd Home	2,529,632	6,658,010	458,202	146,400	0
Investment	6,529,938	25,974,421	3,023,126	976,978	0
Other	0	0	0	0	0

Loan Balance
Below 50,000	15,880,496	1,211,365	359,239	0	0
50,000.01 to 100,000	53,962,294	32,004,851	12,556,419	624,937	0
100,000.01 to 150,000	54,295,242	63,001,292	28,052,859	935,207	0
150,000.01 to 200,000	41,895,448	87,118,614	27,373,446	1,576,599	0
200,000.01 to 400,000	89,040,642	301,146,794	73,059,577	7,213,955	0
400,000.01 to 500,000	13,567,048	98,651,523	14,425,623	922,170	0
500,000.01 to 600,000	10,451,127	46,766,944	8,190,179	1,094,066	0
600,000.01 to 1,000,000	3,660,438	43,602,692	10,186,358	1,569,325	0
1,000,000.01 and above	1,048,000	0	0	0	0

Loan Term
>30 Years	71,653,257	346,198,225	96,274,230	5,121,908	0
30 Years	206,079,479	327,305,850	77,929,470	8,814,350	0
20 Years	2,760,429	0	0	0	0
15 Years	2,912,463	0	0	0	0
Other	395,108	0	0	0	0

Documentation Type
Full Documentation	207,175,214	351,922,584	112,713,632	9,625,323	0
Limited Documentation	27,947,741	110,993,541	21,068,168	1,932,371	0
Stated Docs with LTV below 70	12,892,445	40,249,125	4,508,839	761,367	0
Stated Docs with LTV 70.01 to 75	2,665,012	23,970,247	7,693,062	0	0
Stated Docs with LTV 75.01 to 80	12,012,303	80,683,311	17,793,244	1,617,198	0
Stated Docs with LTV 80.01 to 85	3,037,648	26,739,641	5,335,133	0	0
Stated Docs with LTV 85.01 to 90	4,806,623	26,772,701	2,740,728	0	0
Stated Docs with LTV 90.01 to 95	610,322	7,900,336	903,421	0	0
Stated Docs with LTV 95.01 to 100	12,604,498	2,153,217	1,447,473	0	0
Stated Docs with LTV above 100.01	0	0	0	0	0
Other	48,928	2,119,373	0	0	0

Lien Status
1st Lien	231,118,066	673,504,075	174,203,700	13,936,258	0
Second Liens with LTV below 85	316,912	0	0	0	0
Second Liens with LTV 85.01 to 90	136,357	0	0	0	0
Second Liens with LTV 90.01 to 95	1,568,268	0	0	0	0
Second Liens with LTV 95.01 to 100	50,661,132	0	0	0	0
Second Liens with LTV above 100.01	0	0	0	0	0

Interest Only
Dollar of Mortgage Type	13,616,415	116,415,475	27,426,999	6,746,404	0
Ave. FICO	659	664	672	708	0
Ave. LTV	75.1	79.9	83.1	78.1	0
% Stated Docs	31.4	30.3	24.0	19	0
% Full Docs	54.3	43.6	54.2	59.8	0